Exhibit 23.10

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of Neighborhood Intelligence, Inc., of our report dated March 17, 2026 except for the use of the incremental borrowing rate in accounting for leases described in Note 9 as to which the date is July 31, 2026, relating to the financial statements of Cabinets To Go, LLC, appearing in Neighborhood Intelligence, Inc.’s Current Report on Form 8-K filed August 4, 2026.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Memphis, TN
August 17, 2026